Exhibit 3.13

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 04:50 PM 09/27/2002
020605148 - 2887411

CERTIFICATE OF MERGER

of

CHEMETALL FOOTE CORP.

(a Pennsylvania Corporation)

into

FOOTE ACQUISITION CORPORATION

(a Delaware Corporation)

Pursuant to Section 252(c) of the General

Corporation Law of the State of Delaware

It is hereby certified, on behalf of each of the constituent corporations named below, as follows:

1.             The names of the constituent corporations are Foote Acquisition Corporation, a Delaware corporation (“Corporation A”) and Chemetall Foote Corp., a Pennsylvania corporation (“Corporation B”).  The Certificate of Incorporation of Corporation A was filed with the Secretary of State of Delaware on April 23, 1998.  The Articles of Incorporation of Corporation B were filed with the Secretary of State of Pennsylvania on July 26, 1916 and amended on November 4, 1998.

2.             An Agreement of Merger between Corporation A and Corporation B has been approved, adopted, certified, executed and acknowledged by Corporation A and Corporation B in accordance with Section 252(c) of the General Corporation Law of the State of Delaware.

3.             Corporation A is the surviving corporation.

4.             The Certificate of Incorporation of Corporation A, the surviving corporation, shall not be amended and shall constitute the Certificate of Incorporation of the surviving corporation except that Article One of the Certificate of Incorporation shall be amended as follows: “1. The name of the corporation is: Chemetall Foote Corp.”

5.             The executed Agreement of Merger is on file at the principal place of business of Corporation A, the surviving corporation, at 1105 North Market Street, Suite 1023, Wilmington, Delaware 19899.  A copy of the Agreement of Merger will be furnished by Corporation A, the surviving corporation, without sort, to any stockholder of Corporation A who sends a written request therefor to Corporation A at its principal place of business indicated above.

Dated: September 23, 2002	FOOTE ACQUISITION CORPORATION

	By:	/s/ Jurgen Deberitz
Dr. Jurgen Deberitz
Vice President
ATTEST:

/s/ William McCarter
William McCarter, Asst. Secretary

1

CHEMETALL FOOTE CORP.

	By:	/s/ Jurgen Deberitz
Dr. Jurgen Deberitz
President
ATTEST:

/s/ Clement Rollmann
Clement Rollmann, Asst. Secretary

2

CERTIFICATE OF CORRECTION

FILED TO CORRECT A CERTAIN ERROR IN

THE CERTIFICATE OF INCORPORATION

OF

Foote Acquisition Inc.

FILED IN THE OFFICE OF

THE SECRETARY OF STATE OF DELAWARE

ON April 23, 1998

Foote Acquisition Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

1.             The name of the corporation is Foote Acquisition Inc..

2.             That a Certificate of Incorporation was filed by the Secretary of State of Delaware on April 23, 1998 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.             The inaccuracy or defect of said Certificate to be corrected is as follows:

The name of the corporation is incorrect.  The execution date is incorrect.

4.             Article I of the Certificate is corrected to read as follows: Foote Acquisition Corporation.

The execution date is corrected to read as follows:  Date April 23, 1998

IN WITNESS WHEREOF, said Foote Acquisition Inc. has caused this Certificate to be signed by Lisa Louis Burton its sole incorporator, this 23rd day of April.

Foote Acquisition Inc.

By:	/s/ Lisa Louis Burton
Lisa Louis Burton
Sole Incorporator

1

CERTIFICATE OF INCORPORATION

OF

FOOTE ACQUISITION INC.

1.             The name of the corporation is Foote Acquisition Inc.

2.             The address of the corporation’s registered office in Delaware is 1209 Orange Street, Wilmington, (New Castle County), Delaware 19801. The Corporation Trust Company is the corporation’s registered agent at that address.

3.             The purpose of the corporation is to engage in any lawful act or activity for which corporation may be organized under the Delaware General Corporation Law.

4.             The corporation shall have authority to issue a total of 10 shares of common stock of the par value of $100.00 per share.

5.             The name of the sole incorporator is Ms. Lisa Burton and her mailing address is c/o Kaye, Scholer, Fierman, Hays & Handler, LLP, 425 Park Avenue, New York, New York 10022.

6.             The Board of Directors shall have the power to make, alter or repeal the by-laws of the corporation.

7.             The election of the Board of Directors need not be by written ballot.

8.             The corporation shall indemnify to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware as amended from time to time each person that such Section grants the corporation the power to indemnify.

9.             No director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director for any act or omission occurring subsequent to the date when this provision becomes effective, except that he may be liable (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

10.           The corporation elects not to be governed by Section 203 of the Delaware General Corporation Law.

Dated: April 24, 1998

/s/ Lisa Louis Burton
Lisa Louis Burton
Sole Incorporator